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                                                                    EXHIBIT 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT: Corporate Communications
         404-715-2554

                       DELTA AIR LINES' BOARD OF DIRECTORS
                       DISCONTINUES COMMON STOCK DIVIDEND

ATLANTA, July 24, 2003 -- Delta Air Lines' (NYSE: DAL) Board of Directors today announced that it would immediately discontinue the payment of quarterly common stock cash dividends. Delta previously paid a quarterly dividend of $0.025 per common share.

         "The Board of Directors believes that this difficult but necessary step highlights the serious challenges that Delta still faces," said Leo F. Mullin, Delta's Chairman and Chief Executive Officer.

         Since mid-2001, Delta has followed an aggressive strategic plan to control costs and maintain liquidity while transforming the company for future financial stability. Delta expects to realize an annualized cash flow benefit of approximately $12 million by discontinuing the common stock dividend payment. The Board has made no decision at this time regarding dividend payments on the Series B ESOP convertible preferred stock.

         Statements in this news release that are not historical facts, including statements regarding Delta's beliefs, expectations, intentions or strategies, may be "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the beliefs, expectations, intentions and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the effects of terrorist attacks, military conflicts, the state of the domestic and international economy, demand for air travel, the availability and cost of aircraft fuel, competitive factors in the airline industry and the outcome of negotiations on collective bargaining agreements and other labor issues. In addition, there can be no assurance that Delta's previously announced profit improvement program goals will be achieved due to these and other factors. Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta's Securities and Exchange Commission filings, including its Form 10-K for the year ended December 31, 2002 and its Registration Statement on Form S-4 filed with the Commission on July 11, 2003. Caution should be taken not to place undue reliance on Delta's forward-looking statements, which represent Delta's views only as of July 24, 2003, and which Delta has no current intention to update.

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